W.G.T. Consultants Ltd
1016-470 Granville St.
Vancouver, B.C.
V6C 1V5
Canada
Tel: 604-317-8161

Yukon Resources Corp. 206-475 Howe Street Vancouver, B.C. Canada V6C 2B3	December 21, 2004

Re: SEC Filings

Ladies and Gentlemen:

I, William G. Timmins, of 1016-470 Granville Street, Vancouver, B.C., Canada, V6C 1V5, do hereby consent to the use in the registration statement on Form SB-2 Amendment No. 2 of my geological report dated July 30, 2004, titled “Peter's Creek Placer Gold Property”, and concur with the summary of the information in the report disclosed in the registration statement. I also consent to the reference to me under the heading “Experts” in such registration statement.

/s/ W.G. Timmins

William.G. Timmins
P. Eng.